(m)(6)(ii)

November 5, 2019

Voya Funds Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ  85258

Re:                             Waiver of Fee Payable under the Shareholder Services Plan for Class O Shares

Ladies and Gentlemen:

By this letter dated November 5, 2019, we have agreed to waive the service fee payable to us under the Shareholder Services Plan (the “Plan”) for Class O Shares of Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund) (the “Fund”), a series of Voya Funds Trust, in the amount of 0.25% of the average daily net assets attributable to the Fund’s Class O Shares, as if the service fee specified in the Plan were 0.00%, for the period from November 5, 2019 through August 1, 2021.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Funds Trust.

Sincerely,

		By:	/s/ Andrew K. Schlueter
Andrew K. Schlueter
Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:
Voya Funds Trust
(on behalf of Voya Government Money Market Fund II,
to be renamed Voya Government Money Market Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President